Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports first quarter 2018 financial results

•	Net sales of approximately $3.8 billion, up nearly 9 percent versus prior year

•	Reported earnings per diluted share from continuing operations of $1.38

•	Adjusted earnings per diluted share from continuing operations of $1.39, up over 4% percent from prior year

•	Momentum continues on achieving higher selling prices to offset inflation

•	On-going cost management continued; selling, general and administrative costs declined by 140 basis points as a percentage of sales versus first quarter 2017

•	Share repurchases of $600 million in the first quarter; commitment remains to deploy at least $2.4 billion on acquisitions and share repurchases in 2018

PITTSBURGH, April. 19, 2018 - PPG (NYSE:PPG) today reported first quarter 2018 net sales of about $3.8 billion, up nearly 9 percent versus the prior year. Net sales in local currencies grew approximately 3 percent year-over-year aided by higher selling prices of almost 2 percent. Selling prices increased by 100 basis points sequentially versus the fourth quarter. Sales volumes grew less than one percent year-over-year. Favorable foreign currency translation improved net sales by nearly 6 percent, or about $205 million. Acquisition-related sales, net of divestitures, added less than 1 percent to sales growth.

First quarter 2018 reported net income from continuing operations was $347 million, or $1.38 per diluted share. First quarter adjusted net income from continuing operations was $350 million, or $1.39 per diluted share, an over 4 percent increase versus the first quarter 2017. Adjusted net income excludes after-tax costs related to immediate, direct cost realignment following a customer assortment change in U.S. architectural coatings. The effective tax rate for the quarter was 23.5 percent.

First quarter 2017, net income from continuing operations was $328 million, or $1.27 per diluted share. First quarter 2017 adjusted net income from continuing operations was $345 million, or $1.33 per diluted share. Adjusted net income excludes an after-tax pension settlement charge of $14 million, or 5 cents per diluted share, and after-tax transaction-related costs of $3 million, or 1 cent per diluted share. The effective tax rate for the quarter was 24.3 percent, and the adjusted effective tax rate for the quarter was 24.9 percent.

A detailed reconciliation of the reported adjusted figures for the first quarter is included below.

“In the first quarter, selling price initiatives continued to gain momentum with increases across all regions that totaled nearly 2 percent. This is our most significant sequential improvement since raw material inflation began approximately one-year ago and includes an almost 200 basis points of sequential improvement in the Industrial Coatings segment,” said Michael H. McGarry, PPG chairman and chief executive officer. “During the quarter, we experienced further raw material inflation and higher logistics costs across all of our businesses. We are continuing to prioritize working with our customers to further offset the impact of inflation. These efforts, along with our continued focus on operational excellence are expected to aid our margin recovery efforts.

“Our volumes grew less than one percent, including the negative impacts to our distribution businesses of fewer shipping days due to a shift in the timing of the Easter holiday. In addition, we remain focused on recovering our operating margins and opted to decline certain business during the quarter. In the Performance Coatings segment, sales volumes were flat year-over-year as above-market growth in aerospace coatings was offset by lower European architectural coatings demand. In the Industrial Coatings segment, sales volumes increased by 1.5 percent led by solid growth in the general industrial and packaging coatings businesses.

“We continue to manage our costs, which is reflected in lower year-over-year selling, general, and administrative expenses of 140 basis points as a percentage of sales. This improvement includes benefits from our 2016 restructuring program, which remains on track to realize annualized savings of $120 million by 2019. Further, with the customer assortment change that we communicated during the first quarter, we have begun an extensive review of our cost structure that we believe will identify and drive additional cost savings opportunities. We expect to provide more information as we progress this initiative,” McGarry said

“Finally, we repurchased $600 million of stock during the quarter as part of our continued focus on earnings-accretive cash deployment. Our pipeline for acquisitions remains active, and we continue our focus on maximizing long-term shareholder value. As we look ahead, we still expect continued positive momentum in overall economic growth, and we remain optimistic that our leading-edge technology products will continue to bring value to our customers,” McGarry concluded.

First Quarter 2018 Reportable Segment Financial Results

•
Performance Coatings segment first quarter net sales were approximately $2.2 billion, up $148 million, or 7 percent, versus the prior year. Organic sales in local currencies increased nearly 2 percent, primarily due to higher selling prices. Sales volumes were flat versus the prior year partially due to fewer shipping days which negatively impacted the distribution businesses. Favorable foreign currency translation increased net sales by $119 million, or nearly 6 percent.

Automotive refinish coatings organic sales increased year-over-year by a mid-single-digit percentage driven by above-market performance in Europe and strong demand in the Asia-Pacific region. Aerospace coatings sales volumes grew by a high-single-digit percentage due to improving customer demand for PPG products in the U.S. and Asia-Pacific. Architectural coatings - Americas and Asia Pacific organic sales advanced a low-single-digit percentage year-over-year, with differences by channel and region. In the U.S. and Canada, same store sales in company-owned architectural stores grew by a mid-to-high-single-digit percentage. Aggregate sales volumes in DIY and independent dealer channels declined a mid-single-digit percentage versus the prior year, including the unfavorable impact from a customer assortment change. Latin America architectural coatings sales volumes grew by a high-single-digit percentage with broad-based growth including Mexico, Central America and Brazil. Architectural coatings - EMEA sales volumes declined a mid-single-digit percentage including the effects from harsh regional weather conditions. Aggregate protective and marine coatings sales volumes were slightly higher year-over-year for the third straight quarter, with protective coatings sales growth offsetting moderating marine coatings sales contraction.

Segment income for the first quarter was $285 million, in-line with the first quarter 2017, including favorable foreign currency translation of $15 million, as higher selling prices and lower operating costs were more than offset by raw material inflation.

•
Industrial Coatings segment first quarter net sales were more than $1.6 billion, up nearly $152 million, or more than 10 percent, versus the prior year. Year-over-year sales volumes increased by 1.5 percent, and favorable foreign currency translation added $84 million, or about 6 percent. During the quarter, sales volume growth was negatively impacted by a concentrated effort by the businesses on executing selling price initiatives, which resulted in certain business being turned away. Selling prices increased nearly 1 percent year-over-year and about 200 basis points sequentially versus the fourth quarter. Acquisition-related sales added approximately $30 million in sales or about 2 percent year-over-year.

Automotive OEM coatings sales volumes were in-line with the prior year and global industry automotive builds. Aggregate general industrial coatings and specialty coatings and materials sales volumes continued to grow and outpaced global industrial production growth rates for the ninth consecutive quarter, led by strong sales in heavy-duty equipment and electronic materials. Packaging coatings sales volumes grew by a low-single-digit percentage year-over-year with above-industry growth rates in the U.S. and Europe stemming from customer adoption of new PPG technologies.

Segment income for the first quarter was $240 million, down $36 million, or 13 percent, year-over-year. Segment income was lower due to elevated raw material inflation which was partly offset by higher selling prices and also favorable foreign currency translation of about $10 million. Additional selling price initiatives have been secured in the second quarter 2018.

Businesses within both reporting segments are managing costs and executing restructuring initiatives. Restructuring actions are expected to provide cost savings between $50 million and $55 million in 2018, higher than prior company guidance. First quarter corporate expenses were lower year-over-year, driven primarily by lower pension and other post-employment benefit costs. Corporate expenses are expected to be between $175 and $190 million for the full year 2018.

As PPG’s earnings release was being finalized, the company received a report through its internal reporting system concerning potential violations of PPG’s accounting policies and procedures regarding the failure to accrue certain specified expenses in the first quarter. Based on preliminary review, the company identified approximately $1.4 million of expense that should have been accrued in the first quarter, and the earnings reported in this release reflect the accrual of such $1.4 million of expenses. The report also alleges that there may have been other unspecified expenses, potentially up to $5 million in the aggregate, that were improperly not accrued in the first quarter. The Audit Committee of the company’s Board of Directors is overseeing an investigation of the matters set forth in the report, with the assistance of outside counsel. The company is currently unable to predict the timing or outcome of the investigation and will move with diligence.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.8 billion in 2017. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 19. The company will hold a conference call to review its first quarter 2018 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10118233 to register. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 19, beginning at approximately 4:30 p.m. ET, through May 3 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10118233. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, April 19, 2018, through April 18, 2019.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation and the timing and outcome of the investigation into potential violations of PPG’s accounting policies. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG Industries’ 2017 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG Industries’ consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of April 19, 2018, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2018		First Quarter 2017
	$	EPS	$	EPS
Reported net income from continuing operations	$347	$1.38	$328	$1.27
Costs related to customer assortment change	3	0.01	—	—
Pension settlement charge	—	—	14	0.05
Transaction-related costs	—	—	3	0.01
Adjusted net income from continuing operations, excluding non-recurring items	$350	$1.39	$345	$1.33

	First Quarter 2018				First Quarter 2017
	Income Before Income Taxes	Tax Expense	Effective Tax Rate		Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$462	$109	23.5%		$440	$107	24.3%
Costs related to customer assortment change	4	1	24.3%		—	—	—
Pension settlement charge	—	—	—		22	8	37.9%
Transaction-related costs	—	—	—		4	1	37.9%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$466	$110	23.5%	*	$466	$116	24.9%
*Rounds to 23.5%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2018	2017
Net sales	$3,786	$3,486
Cost of sales, exclusive of depreciation and amortization	2,182	1,902
Selling, general and administrative	903	882
Research and development - net	112	109
Depreciation	87	79
Amortization	34	31
Interest expense	26	25
Interest income	(5)	(4)
Pension settlement charge	—	22
Other income - net	(15)	—
Income from continuing operations before income taxes	$462	$440
Income tax expense	109	107
Income from continuing operations, net of income taxes	$353	$333
Income from discontinued operations, net of income taxes	6	6
Net income attributable to the controlling and noncontrolling interests	$359	$339
Less: Net income attributable to noncontrolling interests	(6)	(5)
Net income (attributable to PPG)	$353	$334

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$347	$328
Income from discontinued operations, net of income tax	6	6
Net income (attributable to PPG)	$353	$334

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.39	$1.28
Income from discontinued operations, net of income tax	0.02	0.02
Net income (attributable to PPG)	$1.41	$1.30

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.38	$1.27
Income from discontinued operations, net of income tax	0.02	0.02
Net income (attributable to PPG)	$1.40	$1.29

Average shares outstanding	249.8	257.6

Average shares outstanding - assuming dilution	251.4	259.5

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
($ in millions)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. Income tax expense on pre-tax income from continuing operations includes tax benefit related to the following:

	Three Months Ended March 31
	2018	2017
Costs related to customer assortment change	$1	$—
Pension settlement charges	—	8
Transaction-related costs	—	1
Total	$1	$9

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2018	2017	2017 (a)
Current assets:
Cash and cash equivalents	$1,346	$1,436	$1,349
Short-term investments	58	55	40
Receivables - net	3,343	2,903	3,013
Inventories	1,961	1,730	1,699
Assets held for sale	—	—	223
Other	400	353	439
Total current assets	$7,108	$6,477	$6,763

Current liabilities:
Short-term debt and current portion of long-term debt	$19	$12	$604
Accounts payable and accrued liabilities	3,918	3,780	3,517
Restructuring reserves	87	102	95
Liabilities held for sale	—	—	69
Total current liabilities	$4,024	$3,894	$4,285

Long-term debt	$5,199	$4,134	$3,817

(a) Assets and liabilities of PPG's former Glass segment are classified as held for sale as of March 31, 2017. The North American fiber glass business was sold on September 1, 2017.

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2018	2017	2017 (b)
Operating Working Capital (a)
Amount	$2,560	$2,071	$2,345
As a percent of quarter sales, annualized	16.9%	14.1%	16.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.
(b) Assets and Liabilities held for sale have been excluded.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2018	2017
Net sales
Performance Coatings	$2,165	$2,017
Industrial Coatings	1,621	1,469
Total	$3,786	$3,486

Segment income
Performance Coatings	$285	$285
Industrial Coatings	240	276
Total	$525	$561

Items not allocated to segments
Corporate	(42)	(67)
Interest expense, net of interest income	(21)	(21)
Legacy (Note A)	4	(7)
Costs related to customer assortment change	(4)	—
Pension settlement charge	—	(22)
Transaction-related costs	—	(4)
Income before income taxes	$462	$440

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

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